UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

REVIV3 PROCARE COMPANY

(Name of Registrant as Specified In Its Charter)

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4.	Date Filed: May 10, 2022

REVIV3 PROCARE COMPANY

9480 Telstar Ave., Unit 5

El Monte, California 91731

Telephone: (888) 638-8883

To the Stockholders of Reviv3 Procare Company:

This notice and the accompanying Information Statement are being furnished to the holders of record (the “Stockholders”) of shares of common stock of Reviv3 Procare Company, a Delaware corporation (the “Company,” “we,” or “our”) as of the close of business on May 9, 2022 (the “Record Date”). We are sending you this Information Statement to notify you that the stockholders holding a majority of the issued and outstanding shares of the Company’s common stock (the “Majority Stockholders”) approved by written consent dated the Record Date, two separate amendments to the Company’s existing Amended and Restated Certificate of Incorporation (the “Charter Amendments”).

The first amendment to the Company’s existing Amended and Restated Certificate of Incorporation (the “First Charter Amendment”) would:

(i) increase the number of authorized shares of common stock from 100,000,000 to 450,000,000;

(ii) increase the number of authorized shares of preferred stock from 20,000,000 to 300,000,000; and

(iii) create a Series A Preferred Stock consisting of 250,000,000 shares, which shares will have no voting rights, will be convertible into 250,000,000 shares of common stock, and will have a liquidation preference equal to their par value.

The second amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”) would effect a 1 for 5 reverse stock split of the outstanding shares of both the Company’s common stock (“Common Stock”) and Series A Preferred Stock, whereby each 5 shares of Common Stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of Common Stock and each 5 shares of Series A Preferred Stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of Series A Preferred Stock.

The First Charter Amendment and Second Charter Amendment are in connection with the Company having entered into an Asset Purchase Agreement, dated May 1, 2022, with Reviv3 Acquisition Corporation, Axil & Associated Brands Corp. (“Axil”), and certain stockholders of Axil (the “Purchase Agreement”) for the sale of substantially all of Axil’s assets in exchange for shares of Company Common Stock and Series A Preferred Stock (the “Acquisition”). The Company needs to increase the authorized number of shares of its Common Stock and Preferred Stock and create the Series A Preferred Stock in order to be able to deliver the agreed upon consideration of $32,318,893 in Common Stock and Series A Preferred Stock to Axil at the closing of the Acquisition, and have sufficient shares of Common Stock authorized for the subsequent conversion of the Series A Preferred Stock. The Series A Preferred Stock may not be converted until two years after the closing and, during that time period, the shares of Common Stock issued at the closing may not be voted. The closing is subject to certain customary closing conditions set forth in the Purchase Agreement. There can be no assurance at this time that that the closing will occur. Addition information concerning the Acquisition may be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2022.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described above. No action by you is required. The accompanying Information Statement is being provided to you for your information to comply with the Securities Exchange Act of 1934, as amended.

The Charter Amendments will not be filed with the Delaware Secretary of State before a date which is twenty (20) calendar days after the accompanying Information Statement is first mailed or otherwise delivered to our Stockholders. The First Charter Amendment will be effective upon filing and the Second Charter Amendment will be effective as of a date not more than ninety (90) days after the date of filing.

Date: May_____2022	By order of the Board of Directors of
REVIV3 PROCARE COMPANY

By: Jeff Toghraie – CEO and Director

REVIV3 PROCARE COMPANY

_____________________________

INFORMATION STATEMENT

PURSUANT TO REGULATION 14C OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (this “Information Statement”) is being first furnished to the stockholders of Reviv3 Procare Company, a Delaware corporation (the “Company,” “we,” “our,” or “us”), by the Board of Directors of the Company (the “Board of Directors”) in connection with approval by written consent of the holders of a majority of the issued and outstanding shares of the Company’s common stock (the “Majority Stockholders”) of two separate amendments to the Company’s current Amended and Restated Certificate of Incorporation (collectively the “Charter Amendments”) that would:

(i) increase the number of authorized shares of the Company’s common stock (“Common Stock”) from 100,000,000 to 450,000, 000, increase the number of authorized shares of the Company’s preferred stock (“Preferred Stock”) from 20,000,000 to 300,000,000, and create a series of preferred stock designated “Series A Preferred Stock” consisting of 250,000,000 shares (the “First Charter Amendment”); and

(ii) effect a 1 for 5 reverse stock split of the Company’s outstanding common stock and Series A Preferred Stock (the “Reverse Stock Split”), whereby each 5 shares of Common Stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of Company common stock and each 5 shares of Series A Preferred Stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of Series A Preferred Stock (the “Second Charter Amendment”).

A copy of the First Charter Amendment is set forth in Appendix A hereto. A copy of the Second Charter Amendment is set forth in Appendix B hereto.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein. We are not seeking any consent, authorization or proxy from you.

Our principal executive offices are located at 9480 Telstar Ave., Unit 5, El Monte California 91731 and our telephone number is (888) 638-8883.

This Information Statement is first being mailed on May __, 2022.

CHARTER AMENDMENTS

Reason for Charter Amendments. The Charter Amendments are in connection with the Company having entered into an Asset Purchase Agreement, dated May 1, 2022, with Reviv3 Acquisition Corporation, Axil & Associated Brands Corp. (“Axil”), and certain stockholders of Axil (the “Purchase Agreement”) for the sale of substantially all of Axil’s assets in exchange for shares of the Company’s Common Stock and Series A Preferred Stock (the “Acquisition”).

First Charter Amendment. The Company needs to both increase the authorized number of shares of Common Stock and Preferred Stock and create the Series A Preferred Stock in order to (a) be able to issue to Axil 250,000,000 shares of Series A Preferred Stock and 73,183,893 shares of Common Stock in payment of the $32,318,893 purchase price for the assets to be acquired in the Acquisition and (b) have sufficient shares of Common Stock authorized for the subsequent conversion of the Series A Preferred Stock. The Company’s currently authorized capital stock is 100,000,000 shares of Common Stock, of which 41,785,881 shares are currently outstanding, and 20,000,000 shares of Preferred Stock of which no shares are outstanding. The Series A Preferred Stock to be authorized will not be convertible until two years after the closing of the Acquisition. During that time period, the shares of Common Stock to be issued at the closing may not be voted. The Purchase Agreement provides for a negotiated value per share of the Common Stock and Series A Preferred Stock of $0.10, reflecting a 25.9% discount from the average closing price of the Company’s Common Stock on the OTCQB over the 22-day period between March 30, 2022 and April 29, 2022. The discount was agreed upon by the Company with Axil based multiple factors including the lack of liquidity of the shares to be issued given the 4,819 average trading volume of the Common Stock during the valuation period and the restriction on the Series A Preferred Stock and shares of Common Stock issued at the closing, as previously described. There can be no assurance at this time that that the closing will occur. Additional information concerning the Acquisition may be found in the Company’s recent report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2022.

Second Charter Amendment. Following the closing of the Acquisition, the number of outstanding shares of the Company’s Common Stock will have increased from 41,785,881 to 114,969,774 and the number of shares of Preferred Stock outstanding will have increased from zero to 250,000,000 shares of Series A Preferred Stock. The Board of Directors believes it is in the best interests of the Company and its stockholders to reduce the outstanding shares of Common Stock and outstanding shares of Series A Preferred Stock following the closing through the 1-for-5 Reverse Stock Split. Following the Reverse Stock Split, the shares of Series A Preferred Stock shall remain convertible into shares of Common Stock on a 1-to-1 ratio. The Reverse Stock Split will not reduce the number of authorized shares of Common Stock, Preferred Stock or Series A Preferred Stock.

The Board of Directors believes that the Reverse Stock Split may result in a broader market for the Common Stock than is anticipated as a result of the increase in the outstanding shares of Common Stock due to the Acquisition, and that the expected increase in price per share following the Reverse Stock Split may promote greater liquidity for the Company’s stockholders. There can be no assurance that any of these effects will occur. The Reverse Stock Split may increase the number of stockholders who own odd-lots of fewer than 100 shares of Common Stock, which may make it more difficult for them to sell their shares and may increase the cost of such sales.

Exchange of Stock Certificates. If the Reverse Stock Split is effected, stockholders holding shares of Common Stock or Series A Preferred Stock will be required to exchange their existing stock certificates (the “Old Stock Certificates”) for new stock certificates (the “New Stock Certificates”) for the appropriate number of shares resulting from the Reverse Stock Split. Stockholders of record on the effective date of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by West Coast Stock Transfer, our exchange agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date of the Reverse Stock Split, the exchange agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering Old Stock Certificates in exchange for New Stock Certificates. Any Old Stock Certificate bearing a restrictive legend will be exchanged for a new physical stock certificate bearing the same legend, if any, restricting the transfer of the shares that were represented by the surrendered Old Stock Certificate.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of full shares of Common Stock or Series A Preferred Stock, as applicable, resulting from the Reverse Stock Split. In addition, until they have surrendered their Old Stock Certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have such holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks which hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

You should not send your Old Stock Certificates to our transfer agent now. You should send them only after you receive the letter of transmittal from our transfer agent. There is no assurance that the Acquisition will take place, and, if it does not, the Reverse Stock Split will not occur.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split. We believe, however, that because the Reverse Stock Split is not part of a plan to increase any stockholder’s proportionate interest in the assets or earnings and profits of the Company, the Reverse Stock Split will have the following federal income tax effects on each holder of our Common Stock and Series A Preferred Stock:

1.	the holder should not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash, if any, received in lieu of a fractional share of common stock);
2.	the holder’s aggregate tax basis in the stock received pursuant to the Reverse Stock Split, including any fractional share of stock not actually received, should be equal to the aggregate tax basis of such holder’s stock surrendered in exchange therefor;
3.	the holder’s holding period for the stock received pursuant to the Reverse Stock Split, including any fractional share of the stock not actually received, should include such holder’s holding period for the stock surrendered in exchange therefor;
4.	cash payments received by the holder for a fractional share of stock generally should be treated as if such fractional share had been issued pursuant to the Reverse Stock Split and then sold by such holder, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share;
5.	any such capital gain or loss should be treated as a long-term or short-term capital gain or loss based on such holder’s holding period in such fractional share; and
6.	we should not recognize gain or loss solely as a result of the Reverse Stock Split.

The above summary does not discuss any state, local, foreign or other tax consequences of the Reverse Stock Split. It is for general information only and does not discuss consequences which may apply to special classes of taxpayers. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Accordingly, each holder of our Common Stock or Series A Preferred Stock should consult his, her or its tax advisor with respect to the particular tax consequences of the Reverse Stock Split to such holder.

Required Consent or Vote. Approval of the Charter Amendments requires the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of the Company’s Common Stock. This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the Charter Amendments. The Company is not seeking any consent, authorization or approval from you. Section 228(a) of the Delaware General Corporation Law (“DGCL”) provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dissenters’ Rights. The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the Charter Amendments.

Record Date. The “Record Date” for determining stockholders entitled to receive this Information Statement is May 9, 2022, the date on which the stockholders holding a majority of the Company’s voting stock (the “Majority Stockholders”) approved the Charter Amendments in accordance with Section 228(a) of the Delaware Corporations Code. On the Record Date, the Company had 41,785,881 shares of Common Stock issued and outstanding. No other shares of stock were outstanding on the Record Date. Each outstanding share was entitled to one vote on the Charter Amendments. The Majority Stockholders held 28,049,164 shares of Company Common Stock (67.13% of the outstanding shares of Common Stock) on the Record Date and voted all their shares in favor of the Charter Amendments.

Effective Time. Pursuant to Section 103 of the DGCL, the First Charter Amendment will not be effective until filed with the Delaware Secretary of State and the Second Charter Amendment will not be effective following its filing until such later date as is specified in the Second Charter Amendment, not to exceed 90 days past the filing date of the Second Charter Amendment. The filing of the Charter Amendments will not take place until at least 20 calendar days after this Information Statement is first mailed to stockholders as of the Record Date. The Company expects to file the Charter Amendments promptly following the expiration of the 20-calendar day period.

Exchange Act Registration. The Company’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Charter Amendments will not affect the registration of the Company’s common stock under the Exchange Act.

OUTSTANDING VOTING SECURITIES

The Company is currently authorized to issue up to 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock. As of the Record Date, the Company had 41,785,881 shares of common stock issued and outstanding, each share entitled to one vote, and no shares of preferred stock issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of the Company’s common stock owned beneficially as of May 9, 2022 by: (i) each director of the Company; (ii) each executive officer of the Company; and (iii) each person or group known by the Company to beneficially own more than 5% of its issued and outstanding shares of common stock. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own. Except as otherwise listed below, the address of each beneficial owner is 9480 Telstar Ave., Unit 5, El Monte, CA 91731.

Title of Class	Name/Position	Beneficial Ownership	Percentage Of Class
Executive Beneficial Owners
Common	Intrepid Global Advisors (1)	8,084,000	19.35%
Common	Jeff Brown	309,000	0.74%
Common	Christopher Go/ CFO, Secretary (2)	1,025,709	2.46%
Common	Nancy Hundt (3)	2,145,455	5.13%
	All Officers and Directors	11,564,164	27.67%

Non-Executive Beneficial Owners

Common	Charter Capital Partners (4)	3,100,000	8.62%
Common	Shircoo, Inc. (5)	13,385,000	32.03%
	All Non-Executive Beneficial Owners	16,485,000	39.45%
	All Beneficial Owners	28,049,164	67.13%

(1)	Jeff Toghraie, our Chairman and CEO, is a managing director of Intrepid Global Advisors.

(2)	Christopher Go, our interim CFO and Secretary, is the Managing Partner of Titan HG, LLC, which holds 1,025,709 shares of Company capital stock of the Common Stock.
(3)	Nancy Hundt holds the shares personally, residing at 31569 Lindero Canyon Rd., #3, Westlake Village, CA 91361

(4)	Charter Capital Partners is managed by its Managing Partner, Parvan Riazi. Charter Capital Partners maintains offices at 1964 Laurel Wood Ct., Thousand Oaks, CA 91362
(5)	Shircoo, Inc. is managed by Max Toghraie, its Managing Partner who is the brother of our Chairman and CEO, Jeff Toghraie. It maintains offices at 2350 E. Allview Terrace, Los Angeles, CA 90068

COST OF THIS INFORMATION STATEMENT

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s Common Stock held of record by them.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. To obtain a separate copy of this Information Statement, contact Jeff Brown, Chief Operating Officer at 9480 Telstar Ave., Unit 5, El Monte, California 91731 [Telephone: (888) 638-8883]. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or, if you are a record holder, you may contact our stock transfer agent, West Coast Stock Transfer by telephone at (619) 664-4780, or by mail at 721 N Vulcan Ave #106, Encinitas, CA 92024.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, information statements and other information, including annual and quarterly reports with the Securities and Exchange Commission (the “SEC”). Our filings, as well as any amendments to them, are available free of charge through the SEC’s website (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with it. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement. Information we later file with the SEC will automatically updated and supersede this information. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement, except as so modified or superseded. The following documents, as filed with the SEC by us, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended May 31, 2021, filed with the SEC on August 30, 2021;
(2)	Quarterly Report on Form 10-Q for the quarter ended August 31, 2021, filed with the SEC on October 13, 2021;
(3)	Quarterly Report on Form 10-Q for the quarter ended November 30, 2021, filed with the SEC on January 13, 2022;
(4)	Quarterly Report on Form 10-Q for the quarter ended February 28, 2022, filed with the SEC on April 11, 2022; and
(5)	Current Report on Form 8-K, filed with the SEC on May 5, 2022.

You may request a copy of these filings, at no cost, by writing to us at 9480 Telstar Ave., Unit 5, El Monte, California 91731 or telephoning us at (888) 638-8883.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may include or incorporate by reference “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this Information Statement and in related comments by our management, other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties. Examples of forward-looking statements that we make include statements regarding consummation of the Acquisition, the Charter Amendments, and their respective terms and conditions, as well as the timing thereof.

APPENDIX

Appendix A – First Charter Amendment

Appendix B – Second Charter Amendment

Date: May ___, 2022

By order of the Board of Directors,

REVIV3 PROCARE COMPANY

/s/ Jeff Toghraie

Jeff Toghraie

Chief Executive Officer & Director

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REVIV3 PROCARE COMPANY

REVIV3 PROCARE COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Effective as of the filing date of this Certificate of Amendment with the Delaware Secretary of State, ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

A.       Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is Seven Hundred Fifty Million (750,000,000) shares, of which Four Hundred Fifty Million (450,000,000) shares shall be Common Stock, each with a par value of $0.0001 per share, and Three Hundred Million (300,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

B.       Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.       Voting Power. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in the stockholder’s name on the books of the Corporation. Unless required by law, there shall be no cumulative voting.

D.       Series A Preferred. A series consisting of Two Hundred and Fifty Million (250,000,000) shares of Preferred Stock with a par value of $0.0001 per share is hereby established and designated as the "Series A Preferred Stock" of this Corporation. The Series A Preferred Stock shall have the rights, preferences and privileges, and shall be subject to the restrictions, as are hereinafter set forth below.

1.       Dividend Provisions. Except as otherwise provided in this Section 1, the record holders of shares of Series A Preferred Stock shall have no rights to dividends with respect to such shares. No dividends or other distributions shall be declared or paid on the Common Stock unless and until dividends at the same rate shall have been paid or declared and set apart upon the Series A Preferred Stock, based upon the number of shares of Common Stock into which the Series A Preferred Stock may then be converted as provided in Section 4 hereof.

2.       Liquidation Preference.

Appendix A

(a)        Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common an amount of $0.0001 per share of Series A Preferred Stock that was issued on the Original Issue Date (as defined below) and is outstanding at the time of the Liquidation (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series A Preferred Stock occurring after the effective date of this Amendment). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid liquidation preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. If the consideration to be received in any liquidation, dissolution or winding up of the Corporation is other than cash, its value will be deemed its fair market values reasonably determined by the Board of Directors.

(b)        Remaining Assets. Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to a series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders Common Stock pro rata based on the number of shares of Common Stock held by each such holder. The Series A Preferred Stock shall not participate in that distribution.

(c)       Consolidation; Merger. A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of this Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to Section 4 hereof.

3.       No Redemption.

The Series A Preferred Stock shall not be subject to redemption at the option, election or request of the Corporation or any holder or holders of the Series A Preferred Stock.

4.       Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a)       Conversion Into Common Stock. Each share of Series A Preferred Stock is convertible at the option of the holder thereof, at any time after the second anniversary of the Original Issue Date into one fully paid and nonassessable share of Common Stock (the “Series A Conversion Ratio”); provided, however, that the holder may not convert that number of shares of Series A Preferred Stock which would cause the holder to become the beneficial owner of more than 5% of the Corporation’s Common Stock as determined in accordance with Sections 13(d) and (g) of the Securities and Exchange Act of 1934 and the applicable rules and regulations thereunder.

(b)       Limitation on Conversion. Notwithstanding any other provision hereof, no shares of Series A Preferred Stock will be converted into Common Stock until the earlier of (i) such conversion has, if necessary, been approved by the Corporation's stockholders in accordance with the marketplace rules of the broker-dealer network or stock exchange through which the Corporation’s Common Stock is traded or (ii) if necessary, such network or exchange has granted the Corporation an exception to its stockholder approval requirement and all conditions of the exception have been fulfilled.

(c)       Mechanics of Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) and 4(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that an election has been made to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

Appendix A

(d)       Adjustment in Conversion Ratio.

(i)       Stock Splits, Etc. If the Corporation at any time or from time to time after the date of the first issuance of shares of the Series A Preferred Stock ( the “Original Issue Date”) declares or pays any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of Common Stock is combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (by reverse stock split or otherwise), then the Series A Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, unless the number of shares of Series A Preferred Stock is increased or decreased in the same amount by such subdivision, combination or consolidation, in which case, the Series A Conversion Ratio shall remain unchanged.

(ii) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger, reorganization, consolidation, or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Ratio then in effect and the number of shares to be issued upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(iii)       Issuance of Additional Securities. Except as otherwise provided in this Section 4(d), the Series A Conversion Ratio will not be adjusted upward or downward because of the issuance of additional securities after Original Issue Date without consideration or for a consideration per share less than the price at which the Series A Preferred Stock was originally issued.

(e)       Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock or a merger or consolidation of this Corporation with or into another corporation in exchange for equity securities, or any other corporate reorganization in which this Corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or if there is a sale of all or substantially all of this Corporation's properties and assets to any other person in exchange for equity securities, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock would have been deliverable upon conversion immediately prior to such reorganization, merger, consolidation or sale, would have been entitled to on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(e) with respect to the rights of the holders of the Series Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4(e) (including adjustment of the Series A Conversion Ratio then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(f)       No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, or through reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Ratio and the holders of the Series A Preferred Stock against impairment.

Appendix A

(g)       No Fractional Shares. No fractional shares shall be issued upon the conversion of the shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

(h)       Certificate as to Adjustments Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the conversion ratio for such Series A Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i)        Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)        Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

(k)        Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books and records of this Corporation.

5.       No Voting Rights. The shares of Series A Preferred Stock shall not have the right to vote on any matters on which holders of any other class of stock, including Common Stock, have the right to vote.

6.       Status of Converted Stock. In the event any shares of Series A Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation but shall be returned to the status of undesignated shares of Preferred Stock.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Company) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name.

REVIV3 PROCARE COMPANY

___________________________________

Name:

Title:

Appendix A

APPENDIX B

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REVIV3 PROCARE COMPANY

REVIV3 PROCARE COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Effective as of [—] [a.m./p.m. Delaware time] on [—], 2022, Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended by inserting the following paragraph immediately after the first sentence of Article IV:

“At [—] [a.m./p.m. Delaware time] on [—], 2022 (the “Split Effective Time”), each 5 shares of the Common Stock issued and outstanding immediately prior to the Split Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, and each 5 shares of the Series A Preferred Stock issued and outstanding immediately prior to the Split Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Series A Preferred Stock, without any action by the holder thereof, in each case subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock or Series A Preferred Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock or Series A Preferred Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock or Series A Preferred Stock, as the case may be, upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to the Split Effective Time represented shares of Common Stock or shares of Series A Preferred Stock (“Old Certificates”), shall thereafter represent that number of shares of such securities into which the shares of Common Stock or Series A Preferred Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SECOND: The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Company) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name.

REVIV3 PROCARE COMPANY

___________________________________

Name:

Title:

Appendix B